FORM  4     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington, D.C.  20549
[ ]Check this box if no longer   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
subject to Section 16.  Form 4 or Form 5 obligations may       Filed pursuant to
Section  16(a)  of  the  Securities  Exchange  Act of 1934, Section 17(a) of the
Public
continue.  See  Instructions  1(b)       Utility  Holding Company Act of 1935 or
Section  30(f)  of  the  Investment  Company  Act  of  1940

1. Name and Address    2. Issuer Name and Ticker  5. Relationship of Reporting
   of Reporting           or Trading Symbol          Person(s) to Issuer
   Person                                            (Check all applicable)
                                                     [X] Director [ ] 10% Owner
Sinclair Dennis   W.      VirtualSellers.com, Inc.   [X] Officer  [ ] Other
(Last)   (First) (Middle)                               (give        (specify
                                                         title below) below)
                                                        President and
195 N. Harbour Drive, #903   3. I.R.S. Ident-           Chief Executive Officer
(Street)                        ification Number of
                                Reporting Person, if    4. Statement for
                                an entity (Voluntary)      Month/Year
Chicago  Illinois  60601              N/A                  October 1999
(City)    (State)  (Zip)
                            6. If Amendment, Date of  7. Individual or Joint/
                               Original                  Group Filing
                               (Month/Day/Year)          (Check applicable
                                      -                  line)
                                                      [X] Form filed by One
                                                          Reporting person
                                                      [ ] Form filed by More
                                                          than One Reporting
                                                          Person
*If the Form is filed by more
than one Reporting Person,
see Instructions 4(b)(v)

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of  2. Transaction  3. Transaction  4. Securities Acquired (A)  5. Amount of  6. Ownership  7. Nature of
   Security     Date (Month/    Code            or Disposed of (D)          Securities    Form:         Indirect
   (Instr. 3)   Day/Year)       (Instr. 8)      (Instr. 3, 4 and 5)         Beneficially  Direct (D)    Beneficial
                                                                            Owned at End  or Indirect   Ownership
                                                                            of Month      (I)(Instr.4)  (Instr. 4)
                                Code   V     Amount  (A) or (D)  Price
Common Shares   01-10-2000       S           50,000      D       $2.50      6,500,000     Direct          -

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
(Print or Type Response)                                         (Over)


FORM 4 (continued)

TABLE II-Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g. puts, calls, warrants, options, convertible securities)


1. Title of  2. Conversion  3. Transaction   4. Transaction  5. Number of  6. Date Exercisable  7. Title and Amount
  Derivative    or Exercise    Date             Code            Derivative    and Expiration       of Underlying
  Security      Price of       (Month/Day       (Instr. 8)      Securities    Date (Month,         Securities
  (Instr. 3)    Derivative     Year)                            Acquired (A)  Day, Year)           (Instr. 3 and 4)
                Security                                        or Disposed
                                                                (D) (Instr. 3,
                                                                4, and 5)
                                                Code   V        (A)     (D)   Date    Expir-        Title  Amount or
                                                                              Exer-   ation                Number of
                                                Code   V                      cisable Date                 Shares
-----------    -------------    ----------      ----   --       ----    ----  ------- ------        -----  ----------
-                -               -                -     -        -        -     -       -             -      -

8. Price of   9. Number of  10. Ownership  11. Nature of
   Derivative    Derivative     Form of        Indirect
   Security      Securities     Derivative     Beneficial
   (Instr. 5)    Beneficially   Security:      Ownership
                 Owned at       Direct (D) or  (Instr. 4)
                 End of         Indirect (I)
                 Month          (Instr. 4)
------------    -----------   -------------  -------------
-                 -             -              -

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

/s/ Dennis Sinclair                      January 13, 2000
------------------------------------    -------------------------
**Signature of Reporting Person          Date